Exhibit 10.2

*PORTIONS OF THIS GRAIN FEEDSTOCK AGENCY AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED GRAIN FEEDSTOCK AGENCY AGREEMENT

THIS AMENDED AND RESTATED GRAIN FEEDSTOCK AGENCY AGREEMENT (this “Agreement”) is made and entered into as December 5, 2014 by and between Southwest Iowa Renewable Energy, LLC, an Iowa limited liability company (“Producer”) and Bunge North America, Inc., a New York Corporation (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”).

Producer owns and operates an ethanol plant near Council Bluffs, Iowa (the “Facility”).  Producer and AGRI-Bunge, LLC (“A-B”) entered into a Grain Feedstock Agency Agreement as of October 13, 2006 (as amended on December 15, 2008, the “Original Agency Agreement”) whereby A-B would act as Producer’s exclusive agent to procure all feedstock (“Feedstock”) used by the Facility (the “Feedstock Requirements”).  Producer and A-B entered into a Grain Feedstock Supply Agreement on December 15, 2008 (the “Supply Agreement”) whereby the Original Agency Agreement was suspended and A-B supplied and sold the Feedstock Requirements to Producer.  A-B assigned all of its interest in the Agency Agreement and the Supply Agreement to Bunge as of November 17, 2010.

The Parties now desire to terminate the Supply Agreement and reinstate the Original Agency Agreement in the amended and restated form set forth in this Agreement such that Bunge will act as Producer’s exclusive agent to procure approximately 85% of the Facility’s Feedstock Requirements.  Pursuant to that certain Services Agreement Regarding Corn Purchases (the “Services Agreement”) between the Parties dated as of the same date as this Agreement, Bunge will provide services to assist Producer in purchasing sufficient quantities of Enogen Corn to meet approximately 15% of the Feedstock Requirements.  “Enogen Corn” means corn containing the Enogen trait developed by Syngenta Seeds, Inc.  Producer will acquire Enogen Corn solely in its own name and not via purchase from Bunge or via Bunge’s provision of the Services contemplated by this Agreement.

As of the date of this Agreement, the Parties are also entering into an Amended and Restated Distiller’s Grain Purchase Agreement (the “DGS Agreement”) and an Amended and Restated Ethanol Purchase Agreement (the “Ethanol Agreement”) (this Agreement, the Services Agreement, the DGS Agreement, and the Ethanol Agreement collectively, the “Related Agreements”).

Therefore, the Parties agree as follows:

1.                   Corn Procurement.

1.1               Corn As Feedstock.  As of the Effective Date, Producer intends that the only Feedstocks used by the Facility during the Term will be: (a) Enogen Corn procured directly by Producer pursuant to the Services Agreement, and (b) U.S. number 2 yellow corn (“Corn”) procured by Bunge as Producer’s agent pursuant to this Agreement.  If Producer desires to use another form of Feedstock, unless Bunge elects not to include such Feedstocks within the scope of this Agreement, Producer will negotiate in good faith the terms of an exclusive procurement agency relationship with Bunge for such alternative Feedstock.

1.2               Exclusive Agent.  Bunge will be Producer’s exclusive agent to procure all Corn that Producer requires for ethanol production at the Facility during the Term.  Notwithstanding anything to the contrary herein, Producer may acquire Enogen Corn in accordance with the Services Agreement, provided that Producer shall ensure that Enogen Corn does not comprise more than 15% of the Feedstock used by the Facility for ethanol production in any given month.  Bunge will have no obligation to purchase or originate any Enogen Corn for or on behalf of Producer.  As used in this Agreement, the capitalized term “Corn” will not include Enogen Corn, except as specifically so provided.  Upon any modification or expansion of the Facility, the Parties shall amend this Agreement as mutually agreed to reflect any increase in Bunge’s procurement obligations at the Facility.  Bunge will be responsible for procuring on Producer’s behalf all Corn necessary for the operation of the Facility during the Term under the conditions set forth herein.

2.                   Corn Procurement Policy; Contracts.

2.1               Corn Procurement Policy.  Producer and Bunge will jointly establish a Corn procurement policy setting forth the guidelines and parameters within which Bunge will acquire Corn as agent of Producer for the Facility (the “Corn Procurement Policy”).  The Corn Procurement Policy is subject to approval and modification jointly by Bunge and Producer’s risk management committee and/or Board of Managers and will be developed in connection with a comprehensive risk management policy for the marketing of all products produced by the Facility and the acquisition of all inputs required for operation of the Facility.  The Corn Procurement Policy shall include, among other things, Producer’s obligations to deliver to Bunge: (a) written estimates of Corn (and Enogen Corn) requirements at the Facility a reasonable period of time prior to such requirements, (b) allowable ranges of prices and guidelines for the establishment of daily bids, (c) credit limits, (d) forward contracting limits, (e) risk management guidelines, (f) quality standards, (g) a price discount schedule and (h) other daily operating parameters to be followed by Bunge in procuring the Corn.  The Corn Procurement Policy shall be jointly updated by Bunge and Producer as necessary to reflect current market conditions and operational needs of the Facility.

2.2               Agency Services.  To the extent that Producer meets its obligations set forth in Section 2.3, Bunge will provide the following services (the “Services”) to Producer:

(a)            Contracting with Corn Suppliers.  Bunge will negotiate and execute, in the name of and on behalf of Producer, contracts for purchase by Producer of all Corn needed by the Facility (“Contracts”) with corn suppliers (“Corn Suppliers”).  Contracts will require Corn Suppliers to deliver Corn meeting minimum quality standards and will apply pricing premiums and discounts as set forth in the Corn Procurement Policy.  If a Corn Supplier fails to make a delivery in accordance with a Contract, Bunge shall use commercially reasonable efforts (at Producer’s expense) to procure any needed substitute Corn as soon as possible, provided that any such substitution shall not limit Producer’s legal rights or remedies to recover from the defaulting Corn Supplier the expense of procuring substitute Corn.

(b)            Corn Deliveries.  Bunge will schedule and arrange, on Producer’s behalf, the shipping and delivery of all Corn to the Facility, in coordination with deliveries of Enogen Corn to the Facility.  Bunge will endeavor to purchase Corn on a FOB Facility basis, but in no event shall Bunge be responsible for transportation costs for Corn.

(c)            Bunge Staff.  Bunge shall provide not less than two grain originators (the “Bunge Staff”) to be located at the Facility who shall formulate and implement a merchandising strategy consistent with the Corn Procurement Policy to procure Corn for Producer as provided under this Agreement.  In furtherance of those responsibilities, the Bunge Staff will gather and analyze market data, and will establish relationships with Corn Suppliers.  All employee compensation, bonuses, benefits (including retirement benefits) and employment taxes for the Bunge Staff shall be the responsibility of Bunge.  Upon any expansion of the Facility, Bunge shall provide additional Bunge Staff as necessary for Bunge to provide the same level of services under this Agreement as was provided by Bunge before such expansion.

(d)            Bunge Staff and Producer Employees.  Bunge shall be responsible for supervision of Bunge Staff and Producer shall be responsible for supervision of Producer’s employees.  Bunge Staff will abide by the same rules of conduct as are applied to Producer’s employees in Producer’s employee handbook for the Facility.  Notwithstanding the foregoing, the Producer’s general manager and Bunge will jointly conduct periodic employment reviews of the Bunge Staff.  Producer’s general manager may make staffing recommendations to Bunge at any time.  Bunge may notify Producer’s general manager or Board of Managers of any misconduct by Producer’s employees.

(e)            Corn Procurement Policy.  Bunge shall abide by any terms of the Corn Procurement Policy applicable to Bunge in connection with provision of the Services.  Neither Bunge nor its Affiliates shall be in breach of this Agreement or liable to Producer as the result of Services provided under this Agreement to the extent Bunge acts in accordance with the Corn Procurement Policy or in accordance with directions given by Producer’s Board of Directors or general manager.

(f)            Hedging.  Producer hereby directs Bunge, and Bunge agrees, to cause Producer to take a futures position on the Chicago Board of Trade in order to hedge a Corn purchase under a Contract within a commercially reasonable time after Bunge causes Producer to enter into such Contract.  Producer (i) releases Bunge from any liability in any way connected to such futures transactions and (ii) will defend, indemnify and hold Bunge harmless for, all costs, liabilities and expenses of Bunge incurred in connection with any such futures transaction, including, without limitation, reasonable attorney fees.

2.3               Producer’s Obligations.  In connection with Bunge’s provision of the Services, Producer will provide the following:

(a)            Settlements and Accounting.  Producer will be solely responsible to provide all back office administrative and accounting responsibilities in connection with this Agreement, including, without limitation, making settlements under Contracts, issuing associated payments and invoices to Corn Suppliers, balancing open Contracts activity with Corn Suppliers, and providing daily activity reporting to Bunge, including reporting of: (i) current Corn (and Enogen Corn) inventory at the Facility, (ii) open Contracts with consolidated delivery dates, and (iii) Corn (and Enogen Corn) delivered to the Facility, both with respect to Corn (and Enogen Corn) accepted by Producer and Corn (and Enogen Corn) rejected by Producer for failure to meet quality standards.  Producer will provide such information in a daily report to Bunge in a form reasonably acceptable to Bunge.  Producer will also be solely responsible for completing necessary UCC and Farm Security Act searches to confirm clear title in the Corn and will defend, indemnify and hold Bunge harmless for, all costs, liabilities and expenses of Bunge incurred in connection with any errors by Producer with respect to such searches, including, without limitation, reasonable attorney fees.  Producer will perform such searches in a commercially reasonable manner consistent with industry standards.

(b)            Monthly Estimates.  At least 30 days before the beginning of each calendar month during the Term, Producer will deliver to Bunge a written estimate of its anticipated Corn (and Enogen Corn) requirements at the Facility for such calendar month (a “Monthly Estimate”).  Producer will immediately notify Bunge of any revisions to a Monthly Estimate and Bunge will utilize commercially reasonable efforts consistent with industry standards to adjust its planned Corn deliveries accordingly.  In addition, Producer will give Bunge reasonable advance notice of any circumstances that would reasonably be expected to materially affect Corn (and Enogen Corn) requirements at the Facility.

(c)            Corn Procurement Policy. Producer will abide by any terms of the Corn Procurement Policy applicable to Producer.

(d)            Corn Receiving.  Producer will receive, sample, weigh and unload all Corn delivered to the Facility using scales at the Facility that are inspected and certified as required by applicable law.  Prior to unloading, Producer will have the right to inspect any Corn delivered for purposes of verifying that such Corn meets the quality standards and determining whether any pricing discounts associated with differing qualities of Corn apply.

(e)            Contracts.  Producer will respond promptly to any requests by Bunge regarding Contracts submitted to Producer pursuant to Section 2.4.

2.4               Contract Commitments.  All Contracts negotiated by Bunge shall be consistent with the Corn Procurement Policy, unless the general manager of the Facility, or his designee (or such other individual identified in writing by Producer) approves in advance any Contract terms inconsistent with the Corn Procurement Policy.  Any material changes to the form contract must be approved by Producer prior to use.  Bunge will not be a party to, or have any liability or obligation to any Corn Supplier or Producer under, Contracts which are executed in compliance with the provisions of this Article 2 and Producer will bear all risk of loss (including, without limitation, for non-delivery and quality of Corn) under the terms of the Contracts.  Producer will indemnify, defend and hold harmless Bunge and its Affiliates, and its and their employees and agents, from and against any and all liabilities, costs and expenses (including, without limitation, attorney’s fees) arising out of, relating to or resulting from any Contracts and the obligations of Producer thereunder, except to the extent such liabilities, costs and expenses arise out of the gross negligence or intentional misconduct of Bunge.

3.                   Agency Fee and Payment.

3.1               Agency Fee.  For all Corn delivered to the Facility, Producer will pay Bunge a price per bushel agency fee equal to $* per bushel (the “Agency Fee”).

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.2               Payment.  Producer will pay, by wire transfer on or before the 10th day of each month during the Term, the Agency Fee for the immediately preceding month.  Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate, as reported from time to time by the Wall Street Journal (or similar publication), plus 2%, and (b) the highest rate permitted by law.  All amounts due to Bunge under this Agreement will be paid without setoff, counterclaim or deduction.

3.3               Annual Minimum Payments.  If the total amount of Agency Fees paid by Producer during a calendar year (a “Total Fee Amount”) is less than $* (“Annual Amount”), then on or before January 15 of the immediately following year, Producer will pay to Bunge an amount equal to the Annual Amount minus the Total Fee Amount.  As of the date during a calendar year (if any) that the Total Fee Amount aggregates an amount equal to the Annual Amount, then after such date during such calendar year, Producer will not be obligated to pay any additional Agency Fees during the balance of such calendar year.  Notwithstanding, if the Facility has not operated for twelve consecutive months due to a Force Majeure Event, then Producer shall not be obligated to pay any Annual Minimum Amount for periods after the twelve consecutive months.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.4               Tax.  For purposes of personal property taxation and/or assessment or other similar taxation, if any, any tax assessed on Corn purchased or supplied to the Facility under this Agreement will be the responsibility of Producer, and at no time will Bunge be responsible for the payment of any such tax.

4.                  Term and Termination.

4.1               Term.  The initial term of this Agreement will begin upon January 1, 2015 (the “Effective Date”) and, unless earlier terminated in accordance with the terms hereof, will expire upon December 31, 2019.  Unless earlier terminated in accordance with this Agreement, this Agreement will automatically renew for one additional five-year term thereafter unless Bunge gives written notice to Producer of its election not to renew, no later than 180 days prior to the expiration of the initial term.  The “Term” will be the total of the initial term of this Agreement and any renewal terms.

4.2               Termination Rights.

(a)            Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach.

(b)            Bunge may terminate this Agreement immediately upon notice to Producer (i) if Producer fails to pay any amount due under this Agreement within 30 days after Bunge gives Producer notice of such nonpayment; and/or (ii) upon the occurrence of a Dissolution Event (as defined in Article X of the Fourth Amended and Restated Operating Agreement of Producer).

(c)            Producer may terminate this Agreement upon 30 days prior written notice to Bunge if Bunge has failed to provide the Services in a commercially reasonable manner and Bunge has failed to remedy such breach within 30 days after the Producer has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, Bunge has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after Producer has given notice of such breach.

(d)            Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law; (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter; or (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(e)            Bunge may terminate this Agreement immediately upon notice to Producer if there is a Change in Control of Producer.  A “Change of Control” occurs upon any of: (i) a sale of all or substantially all of the assets of Producer; (ii) a merger or consolidation involving Producer, excluding a merger or consolidation after which 50% or more of the outstanding equity interests of Producer continue to be held by the same holders that held 50% of more of the outstanding equity interests of Producer immediately before such merger or consolidation; or (iii) any issuance and/or acquisition of equity interests of Producer that results in a person or entity holding 50% or more of the outstanding equity interests of Producer, excluding any persons or entities that held 50% or more of the outstanding equity interests of Producer immediately before such acquisition.

(f)            Producer may terminate all of the Related Agreements upon 60-days’ notice to Bunge to the extent that: (i) there has been a Change in Control of Producer, and (ii) Producer has paid an early termination fee calculated in accordance with the following formula:

[10 – (number of Elapsed Years)] x $2,000,000

where “Elapsed Years” means the number of full calendar years that have elapsed from the Effective Date until the date that Producer provides notice of termination pursuant to Section 4.2(f). The early termination fee shall be prorated for any partial year based on the number of days remaining in the year of termination from the expiration of the notice period.

(g)            Producer may terminate this Agreement upon 60-days’ notice to Bunge: (i) during January of any year immediately following a calendar year during which none of Bunge Limited or any of its Affiliates earned any of its revenues from the production or sale of ethanol; or (ii) at any time after Bunge sells more than 50% of the Series B Units of Producer (or any successor security issued by Producer) that Bunge holds as of the Effective Date, other than a transfer by Bunge to any of its Affiliates.

4.3               Survival.  The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 3.2, 3.3, 4, 5, 6, and 10-21, will remain in effect after the expiration or termination of this Agreement.

5.                   Limitation of Liability; General Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES PROVIDED BY BUNGE OR ITS AFFILIATES UNDER THIS AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER BUNGE NOR ITS AFFILIATES WILL BE LIABLE TO PRODUCER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM SERVICES PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUNGE; PROVIDED, THAT THE AGGREGATE AMOUNT OF ALL SUCH DAMAGES UNDER THIS AGREEMENT IN ANY FISCAL YEAR WILL NOT EXCEED THE AMOUNT OF THE AGGREGATE AGENCY FEES IN SUCH FISCAL YEAR.  THE REMUNERATION TO BE PAID FOR THE SERVICES TO BE PERFORMED REFLECTS THIS LIMITATION OF LIABILITY.  IN NO EVENT WILL BUNGE OR ANY OF ITS AFFILIATES BE LIABLE TO PRODUCER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

6.                   Remedies.

6.1               Suspend Performance.  Bunge may suspend its performance under this Agreement until Producer has paid all amounts due under this Agreement if Producer fails to pay any amount within 15 days after the date when such amount is due and uncured under this Agreement.

6.2               Specific Enforcement.  The Parties shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without the necessity of posting any bond, it being acknowledged and agreed by the parties that the scope of the provisions of this Agreement are reasonable under the circumstances.

6.3               Rights Not Exclusive.  Subject to Article 5, no right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to a Party at law, in equity, by statute or otherwise.

7.                   Force Majeure.  Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds.  A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible.  When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance.  During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances.  If a Party has not performed under this Agreement due to a Force Majeure Event for twelve consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

8.                   Insurance.

8.1              Required Coverage.  Each Party shall maintain:

(a)            Workers’ Compensation Insurance required by applicable laws and regulations, with an Alternate Employer Endorsement naming Company as an alternate employer, and Employer’s Liability Insurance in an amount of not less than $1,000,000 each accident or occurrence, $1,000,000 policy limit and $1,000,000 each employee.  The Employer’s Liability Insurance policy shall not contain an exclusion for occupational disease.  Each Party shall cause all such policies to contain a provision requiring the insurance carriers to waive all rights of subrogation against the other Party, its parents, subsidiaries and affiliates and its and their respective agents and employees.

(b)            Automobile Liability Insurance covering owned, hired, and non-owned vehicles against claims for bodily injury, death and property damage, with a combined single limit of not less than $1,000,000, or equivalent coverage using split limits.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(c)            Commercial General Liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $3,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $3,000,000 each accident or occurrence, $3,000,000 Products/Completed Operations aggregate and $3,000,000 general aggregate.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds there under, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of the primary insurances and contain a drop down provision in case of exhaustion of underlying limits and/or aggregates.

8.2              Policy Requirements.  All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; and (b) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in Iowa, with an A.M. Best’s Rating of A- or better and Class VII or better.  Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law.  Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage.  From time to time, upon a Party’s request, the other Party will provide the requesting Party a certified duplicate original of any policy required to be maintained hereunder.

9.                    Relationship of Parties.  Except for the terms of the agency arrangement expressly provided herein, there is no partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative or employee of the other Party.  Except as expressly provided herein or as otherwise specifically agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.  Notwithstanding the foregoing, the Parties acknowledge that Bunge is a member of Producer and has certain rights related thereto.

10.                Confidentiality.

10.1            Definition of Confidential Information.  The term “Confidential Information” means all material or information relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential.  Without limiting the generality of the foregoing, all information regarding quantities of Corn requested, supplied, or capable of being supplied and any pricing matter under this Agreement will be deemed to be Confidential Information of the appropriate Party; provided, however, that quantities of Corn purchased, the price at which the Corn was purchased, and aggregate fees paid to Bunge, on a quarterly and annual basis, shall not be deemed “Confidential Information.”

10.2            Use of Confidential Information.  During the Term and for three years thereafter, neither Party will (a) use any Confidential Information of the other Party for any purpose other than in accordance with this Agreement or for internal business purposes, or (b) disclose Confidential Information to any Person, except to its personnel (and with respect to Bunge, to its Affiliates) who have a need to know such Confidential Information in order to perform under this Agreement.  Notwithstanding the foregoing, the Parties acknowledge that Bunge and/or its Affiliates may perform services for other third parties similar to the services provided to Producer hereunder and that the use by Bunge and/or its Affiliates of any Confidential Information regarding the services provided under this Agreement in the course of the provision of such services to other third parties and for Bunge’s and its Affiliates’ internal business purposes shall not be considered a violation of this Article 10 provided, that such use of Producer’s Confidential Information may not be to the competitive disadvantage of Producer.

10.3            Disclosure of Confidential Information.  Notwithstanding Section 10.2, either Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party; (ii) is developed independently by such Party without reference to the other Party’s Confidential Information; (iii) is known by such Party when disclosed by the other Party, and such Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Party.  A Party also may disclose the other Party’s Confidential Information to the extent required by a court or other governmental authority, provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c)  cooperates with the other Party on request to obtain a protective order or otherwise limit the disclosure, and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.

10.4            Injunctive Relief.  Each Party acknowledges and agrees that its breach or threatened breach of any provision of this Article 10 would cause the other Party irreparable injury for which it would not have an adequate remedy at law.  In the event of a breach or threatened breach, the nonbreaching Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

11.                Governing Law; Jurisdictional Matters; Waiver of Jury Trial.  This Agreement shall be governed by the laws of the state of Iowa, without regard to principles of conflicts of laws.  Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Courts for the Eastern District of Missouri or the Western District of Iowa or the state courts in St. Louis County, Missouri or Des Moines, Iowa, and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.                Indemnification.

12.1            Indemnification by Producer. Producer shall indemnify and hold Bunge harmless from any Loss suffered or incurred by Bunge arising out of, or in any way relating to:

(a)	Producer’s use or possession or operations on or at, or any action or failure to act at, the Facility;

(b)	any personal injury or property damage related to the use, possession, condition of, disposal of, physical contact with or exposure to any products manufactured at the Facility;

(c)	injuries or alleged injuries suffered by Producer’s employees whether at the Facility or elsewhere and whether or not under the direction of Bunge and/or the Producer; or

(d)	any violation or alleged violation of any Governmental Requirement by Producer,

but not to the extent such Loss was caused by Bunge’s gross negligence or willful misconduct.

12.2            Indemnification By Bunge. Bunge shall indemnify and hold Producer harmless from any Loss suffered or incurred by Producer arising out of, or in any way relating to:

(a)	injuries or alleged injuries suffered by Bunge’s employees, or leased or subcontracted by Bunge, whether at the Facility or elsewhere; or

(b)	any violation or alleged violation of any Governmental Requirement by Bunge,

but not to the extent such Loss was directly caused by Producer’s gross negligence or willful misconduct.

12.3            General.  A party’s indemnification of the other party pursuant to this Article 12 will also run in favor of such indemnified party’s managers, officers, directors, employees, agents and representatives, and indemnification claims may be made hereunder by any of such parties or by the indemnified party on such third parties’ behalf.  In this Agreement:  (a) “Governmental Requirement” means all laws, statutes, codes, ordinances and governmental rules, regulations and requirements of any governmental authority that are applicable to the Parties, the property of the Parties or activities described in or contemplated by this Agreement; and (b) “Loss” means any claim, loss, cost, expense, liability, fine, penalty, interest, payment or damage, including but not limited to reasonable attorneys’ fees, accountants’ fees and any cost and expense of litigation, negotiation, settlement or appeal

13.                Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by nationally recognized overnight courier, on the next business day following deposit, and (iii) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address shown below for such Party, or such other address as such Party may give to the other Party by notice:

If to Bunge:	If to Producer:

Bunge North America, Inc.	Southwest Iowa Renewable Energy, LLC
11720 Borman Drive	10868 189th Street
St. Louis, Missouri 63146	Council Bluffs, IA 51503
Attn: Vice President –Grain	Attn: General Manager

with copies to:	with copies to:

Bunge North America, Inc.	David E. Gardels, Esq.
11720 Borman Drive	Husch Blackwell LLP
St. Louis, Missouri 63146	13330 California Street, Suite 200
Attn: General Counsel	Omaha, Nebraska 68154

14.               Termination of Supply Agreement; Entire Agreement; No Third Party Beneficiaries.  The Parties hereby terminate the Supply Agreement, effective as of the Effective Date.  This Agreement amends and restates the Original Agency Agreement, and, with the Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties (or their Affiliates, successors, assignees or subcontractors to the extent set forth herein).

15.                Amendments; Waiver.  The Parties may amend this Agreement only by a written agreement of the Parties.  No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced.  No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition.  A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

16.                Assignment.  No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, without the prior written consent of the other Party.  Despite the prior sentence, Bunge may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to its Affiliates without Producer’s prior written consent, and Producer may assign this Agreement, for collateral purposes, to its lenders, upon written notice to Bunge.  Subject to the preceding sentences in this Section 16, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.

17.                Terminology.  “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.  “Person” means any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

18.                Severability.  If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force.  The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

19.                Interpretation.  Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against a one of the Parties.

20.                Further Assurances.  Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

21.                Counterparts.  This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.		SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ John P. Gilsinn	By:	/s/ Brian T. Cahill
Name:	John P. Gilsinn	Name:	Brian T. Cahill
Title:	Vice President	Title:	President / CEO / General Manager